Exhibit 10.24

AMENDMENT NUMBER TWO TO GOOGLE SERVICES AGREEMENT
This Amendment Number Two to the Google Services Agreement (“Amendment”) is effective as of October 1, 2014 (“Amendment Two Effective Date”), and amends the Google Services Agreement by and between InfoSpace LLC (“Company”), and Google Inc. (“Google”) with an effective date of April 1, 2014, as amended (the “Agreement”). Capitalized terms not defined in this Amendment have the meanings given to those terms in the Agreement. The parties agree as follows:
1. Additional Definitions. The following are added as new Sections 1.42-1.44:
“1.42 ‘Mobile AFS Ads’ means AFS Ads displayed in response to Search Queries submitted by End Users using Mobile Devices.
1.43 ‘Mobile & Tablet Queries’ means Search Queries from Mobile Devices or Tablet Devices.
1.44 ‘Tablet AFS Ads’ means AFS Ads displayed in response to Search Queries submitted by End Users using Tablet Devices.”
2. Search Queries from Mobile Devices and Tablet Devices. Section 2.6 is deleted in its entirety and replaced with the following:
“2.6 Search Queries from Mobile Devices and Tablet Devices.
(a) Notwithstanding anything to the contrary in this Agreement, Company is not obligated to submit Requests for Mobile & Tablet Queries. Notwithstanding anything to the contrary in this Agreement, Company, based on its good faith determination of an End User’s device type, will not, and will not allow any third party to (i) directly or indirectly access the WS or AFS Services through any application, plug-in, helper, component or other executable code that runs on an End User’s Mobile Device or Tablet Device; (ii) access the WS or AFS Services for Mobile & Tablet Queries obtained as a result of such End Users downloading any application, plug-in, helper, component or other executable code; (iii) allow any third party sites or applications to access the WS or AFS Services for Mobile & Tablet Queries; or (iv) enter into any type of arrangement with a third party where either party receives a financial benefit in connection with the WS or AFS Results or AFS Ad revenue for Mobile & Tablet Queries. Upon notice from Google, Company will immediately cease accessing, and cease allowing any third party to access, the WS or AFS Services, in violation of sub-sections 2.6(a)(i)-(iv) above, on or through any End User device identified by Google as a Mobile Device or Tablet Device.
(b) On or after the six month anniversary of the Amendment Two Effective Date (“Six Month Anniversary”), Google may discontinue WS and AFS Services for Mobile & Tablet Queries by providing notice to Company. If such notice is provided, then on the first of the month following the calendar month in which such notice was provided, (i) Company will not be obligated to submit WS and AFS Requests for Mobile & Tablet Queries, and (ii) Google will not be obligated to provide WS Search Results or AFS Ads for such Mobile & Tablet Queries.
(c) Upon Google’s request (which will occur no more than once per quarter), Company will provide Google with general feedback on geographies where Company makes [*] Requests but not [*] Requests and the reasons why (for example, [*]). ‘[*] Requests’ means requests by Company for [*] for End Users using [*].”

3. Third Party Advertisements for Mobile & Tablet Queries. The following is added to the end of Section
5.1:
“If for any Mobile & Tablet Queries, Company requests both AFS Ads and Equivalent Ads, then Company will
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* Information redacted pursuant to a confidential treatment request by Blucora, Inc. under 5 U.S.C. §552(b)(4) and 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2, and submitted separately with the Securities and Exchange Commission.

display the AFS Ads on the applicable Results Pages so that no [*].”
4. Revenue Share Percentages. The following is added to the end of Exhibit C:
“On or after October 1, 2014, the above AFS Deduction Percentages and below AFS Revenue Percentages will apply to Net Ad Revenues attributed to AFS Ads that are displayed in response to Mobile & Tablet Queries:
Sites for which the majority of End Users are in the [*]:
Tablet and Mobile: [*] for AFS Ad Revenues attributable to Tablet AFS Ads and Mobile AFS Ads
Sites for which the majority of End Users are not in the [*]:
Tablet and Mobile: [*] for AFS Ad Revenues attributable to Tablet AFS Ads and Mobile AFS Ads.”
5. Measurement of Majority of End Users. The paragraph entitled “Measurement: Majority of End Users” in Exhibit C is deleted in its entirety and replaced with the following:
“Majority of End Users: The majority of End Users will be considered in the [*] if more than [*] are in connection with End Users [*]. For purposes of this calculation, Net Ad Revenues attributed to Mobile AFS Ads and Tablet AFS Ads and traffic from End Users using Mobile or Tablet Devices will not be included.”
6. General. The parties may execute this Amendment in counterparts, including facsimile, PDF, or other electronic copies, which taken together will constitute one instrument. Except as expressly modified herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment by persons duly authorized.
INFOSPACE LLC                     GOOGLE INC.
By: /s/ Peter Mansour                    By: /s/Omid Kordestani
Name: Peter Mansour                     Name: Omid Kordestani
Title: President                         Title: Authorized Signatory
Date: 10/23/2014                     Date: 10/22/2014
Page 2 of 2 – Confidential Amendment Two

* Information redacted pursuant to a confidential treatment request by Blucora, Inc. under 5 U.S.C. §552(b)(4) and 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2, and submitted separately with the Securities and Exchange Commission.